Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2016 FIRST QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 10:00 a.m. Eastern Time

The Woodlands, Texas, May 3, 2016 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the three months ended March 31, 2016 and provided an overview of key milestones for the company’s lead drug candidates.

“We closed out the quarter with the filing of the NDA for telotristat etiprate, an important milestone for the company,” said Lexicon President and Chief Executive Officer, Lonnel Coats. “We look forward to working closely with the FDA during the review process of this investigational treatment for the care of patients living with carcinoid syndrome.”

Pipeline Progress

Telotristat etiprate is the first investigational drug in clinical studies to target tryptophan hydroxylase (TPH), the rate-limiting enzyme involved in serotonin production. Excess production of serotonin within metastatic neuroendocrine tumor cells can lead to carcinoid syndrome, a condition characterized by serious consequences including frequent and debilitating diarrhea, facial flushing, abdominal pain, and heart valve damage.

On March 30, 2016, Lexicon announced that it had submitted a New Drug Application to the U.S. Food and Drug Administration seeking approval for the marketing and sale of telotristat etiprate, an oral drug for the treatment of carcinoid syndrome. The FDA has a 60-day filing review period to determine whether the NDA is complete and acceptable for filing. Lexicon has requested a Priority Review by the FDA as part of the NDA filing.

Sotagliflozin, which is being developed as a potential treatment for type 1 and type 2 diabetes, is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2), each of which modulates glucose levels, and is the first investigational medicine to target both of these two proteins.

Lexicon recently entered into a collaboration with Sanofi, in which Lexicon will continue to be responsible for clinical development activities relating to type 1 diabetes and Sanofi will be responsible for clinical development activities relating to type 2 diabetes. Lexicon is conducting three Phase 3 clinical trials of sotagliflozin in patients with type 1 diabetes, one of which has already completed enrollment and the second of which has completed patient screening, and expects top-line results from its two pivotal Phase 3 clinical trials to be available in the second half of 2016. Lexicon expects that Phase 3 development of sotagliflozin in patients with type 2 diabetes will be initiated by Sanofi by the end of 2016.

Financial Highlights

Revenues: Lexicon’s revenues for the three months ended March 31, 2016 increased to $12.5 million from $1.8 million for the corresponding period in 2015, primarily due to revenues recognized from the collaboration and license agreement with Sanofi.

Research and Development Expenses: Research and development expenses for the three months ended March 31, 2016 increased 77 percent to $37.0 million from $20.9 million for the corresponding period in 2015, primarily due to increases in external clinical and nonclinical research and development costs.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended March 31, 2016 and 2015, the fair value of the Symphony Icon purchase liability increased by $1.0 million and $1.8 million, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2016 increased 47 percent to $8.4 million from $5.7 million for the corresponding period in 2015, primarily due to increased costs in preparation for commercialization of telotristat etiprate.

Consolidated Net Loss: Net loss for the three months ended March 31, 2016 was $34.9 million, or $0.34 per share, compared to a net loss of $28.1 million, or $0.27 per share, in the corresponding period in 2015. For the three months ended March 31, 2016 and 2015, net loss included non-cash, stock-based compensation expense of $1.8 million and $2.0 million, respectively.

Cash and Investments: As of March 31, 2016, Lexicon had $477.1 million in cash and investments, as compared to $521.4 million as of December 31, 2015.

Reverse Stock Split: In May 2015, Lexicon completed a one-for-seven reverse stock split. All references to common shares and per-share data for all periods presented in this release have been adjusted to give effect to this reverse stock split.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results at 10:00 a.m. Eastern Time on May 3, 2016. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 4144358. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through June 3, 2016.

About Lexicon

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science, based on Nobel Prize-winning technology, to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in oncology, diabetes and metabolism. For additional information please visit. www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of telotristat etiprate (LX1032) and sotagliflozin (LX4211) including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2016	2015
	(unaudited)

Revenues from collaborative agreements	$12,494	$1,792
Operating expenses:
Research and development, including stock-based compensation of $989 and $1,104, respectively	37,002	20,865
Increase in fair value of Symphony Icon, Inc. purchase liability	965	1,753
General and administrative, including stock-based compensation of $846 and $849, respectively	8,398	5,701
Total operating expenses	46,365	28,319
Loss from operations	(33,871)	(26,527)
Interest expense	(1,649)	(1,702)
Interest and other income, net	637	153
Consolidated net loss	$(34,883)	$(28,076)

Consolidated net loss per common share, basic and diluted	$(0.34)	$(0.27)

Shares used in computing consolidated net loss per common share, basic and diluted	103,682	103,516

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2016	2015
	(unaudited)
Cash and investments	$477,146	$521,352
Property and equipment, net	20,753	21,227
Goodwill	44,543	44,543
Other intangible assets	53,357	53,557
Total assets	611,341	651,960
Deferred revenue	173,463	185,650
Current and long-term debt	102,570	102,936
Other long-term liabilities	14,593	14,367
Accumulated deficit	(1,143,817)	(1,108,934)
Total stockholders’ equity	252,881	285,850

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For Additional Information Contact:

Investors Chas Schultz Senior Director, Finance and Communications Lexicon (281) 863-3421 cschultz@lexpharma.com	Media Mariann Caprino Senior Vice President TogoRun (917) 242-1087 m.caprino@togorun.com